Exhibit 10.22

DBV TECHNOLOGIES

PLAN RULES FOR THE

2020 FREE SHARE PLAN (US VERSION)

Purpose and background of the Plan:

DBV Technologies (“DBV Technologies” or the “Company”) is granting to its employees a right to receive shares of DBV Technologies for free under this 2020 Free Share Plan (the “Plan”). Through this Plan, employees can become shareholders of DBV Technologies, rewarding their contributions to its development.

The implementation of this Plan is based on the authorization given by the shareholders of the Company at the Annual General Meeting of Shareholders of DBV Technologies held on April 20, 2020, in its 31st resolution, which authorized the Board of Directors to award free shares (such awards being referred to as “Restricted Stock Units”) to employees of the Company and its subsidiaries.

The grant of Restricted Stock Units under this Plan was made on November 24, 2020 (the “Grant Date”), by the Board of Directors of the Company. Each Restricted Stock Unit entitles its holder to receive one share of the Company, subject to the satisfaction of a continued employment condition and to the other terms and conditions set forth in this Plan.

This document sets forth the terms of the Plan for participants who are employed by a U.S. company of the DBV Technologies Group on the Grant Date.

1 Participants and number of shares granted to each

Individuals receiving restricted stock units under this Plan (“Participants”) are employees and corporate officers of the Company and those companies in which it holds directly or indirectly a majority of the share capital and/or voting rights (“Group Companies”). The list of Participants and the number of Restricted Stock Units granted to each has been fixed by the Board of Directors on the Grant Date.

Each Participant will be informed of the grant by a notification letter (which may be sent electronically on the website of the plan administrator mandated by the Company (the “Administrator”)). The Participant must acknowledge receipt of the notification and accept the grant within 30 days of the date of the notification letter, failing which the Company may cancel the grant, without prior notice or compensation. The acceptance procedure will be set forth in the notification letter. Acceptance of the grant by the Participant will also include an acceptance of its terms and of these Plan rules, including Annex 1.

2 Vesting schedule and dates

The right to receive Shares under the Restricted Stock Units will vest in installments over a four-year period starting from the Grant Date, according to the schedule set forth below and subject to the satisfaction of the continued employment condition and to the other terms and conditions set forth in this Plan.

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For each Restricted Stock Unit, the period between the Grant Date and its scheduled “Vesting Date” set forth below is referred to as its “Vesting Period”.

Vesting	Delivery
25 % of the restricted stock units shall be eligible to vest on November 24, 2021, 12 months following the Grant Date.	The Shares underlying these Restricted Stock Units will be delivered on the first business day following November 24, 2022.

An additional 12.5 % of the restricted stock units shall be eligible to vest on May 24, 2022, 18 months following the Grant Date.	The Shares underlying these Restricted Stock Units will be delivered on the first business day following November 24, 2022.

an additional 12.5 % of the restricted stock units shall be eligible to vest on November 24, 2022, 24 months following the Grant Date.	The Shares underlying these Restricted Stock Units will be delivered on the first business day following the Vesting Date.

an additional 12.5 % of the restricted stock units shall be eligible to vest on May 24, 2023, 30 months following the Grant Date.	The Shares underlying these Restricted Stock Units will be delivered on the first business day following the Vesting Date.

an additional 12.5 % of the restricted stock units shall be eligible to vest on November 24, 2023, 36 months following the Grant Date.	The Shares underlying these Restricted Stock Units will be delivered on the first business day following the Vesting Date.

an additional 12.5 % of the restricted stock units shall be eligible to vest on May 24, 2024, 42 months following the Grant Date.	The Shares underlying these Restricted Stock Units will be delivered on the first business day following the Vesting Date.

an additional 12.5 % of the restricted stock units shall be eligible to vest on November 24, 2024, 48 months following the Grant Date.	The Shares underlying these Restricted Stock Units will be delivered on the first business day following the Vesting Date.

In the event that the Participant’s employment or corporate office is involuntary terminated other than for cause within twelve months following the date of the consummation of a change of control of the Company as defined in Article L. 233-3 of the French Commercial Code, the vesting of each of the Participant’s Restricted Stock Units (including the Restricted Stock Units that have not vested) shall be automatically accelerated in full and the underlying Shares shall be delivered as soon as practicable thereafter. In the event of change in control occurring prior to the second anniversary of the Grant Date, such delivery shall be made on the first business day following such second anniversary.

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“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and his or her employer, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, then “Cause” shall mean any of the following acts by the Participant, as determined by the Company: gross neglect of duty, prolonged absence from duty without the consent of the Company or applicable Group Company, material breach by the Participant of any published Company or applicable Group Company code of conduct or code of ethics; intentionally engaging in activity that is in conflict with or adverse to the business or other interests of the Company or applicable Group Company; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company or applicable Group Company. The determination of the Company as to the existence of “Cause” shall be conclusive on the Participant.

3 Continued employment condition

The vesting of each Participant’s Restricted Stock Units on their respective Vesting Date is subject to him or her remaining an employee or executive corporate officer of the Company or another Group Company for the full duration of the applicable Vesting Period, up to and including the Vesting Date. Such employment must be continuous and without interruption. Exceptions to this condition are set forth below.

If employment or corporate office is terminated or lapses at any time during the Vesting Period, then all Restricted Stock Units eligible to vest according to the vesting schedule set forth in Article 2 on or after the Termination Date (as defined below) shall be immediately cancelled, without prior notice or compensation.

The Termination Date shall mean the date on which employment or corporate office is terminated or lapses or, if sooner:

•

in the event of resignation, the date on which the Company or the applicable Group Company receives the letter of resignation or other written notification of resignation from the Participant or his or her agent.

•

in the event of dismissal (or equivalent), the date on which the Company or the relevant Group Company shall inform the Participant in writing of its intention to terminate or not renew the employment relationship or the corporate office.

Employment will also be deemed to be terminated for these purposes if at any time the Company employing the Participant or in which he or she holds corporate office shall cease to be a “Group Company” as a result of a reduction in DBV Technologies’ stake in such company (share capital and/or voting rights).

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4 Exceptions to the Continued Employment Condition

Notwithstanding the provisions of Article 3, an exception to the Continued Employment Condition shall be made in the following cases:

a) Death of the Participant

For Participants who are employed by a U.S. company of the DBV Technologies Group, the Shares underlying the outstanding Restricted Stock Units shall be delivered within 90 days of the date of death to the Participant’s heirs or assignees, or in escrow if they cannot be identified.

For Participants who are employed by the Company or a French company of the DBV Technologies Group or by any other entity of the DBV Technologies Group which is not a U.S. company, the heirs or assignees may request an early delivery of the Shares underlying the outstanding Restricted Stock Units within six (6) months from the date of death of the Participant.

The Shares received will be freely transferable.

b) Disability of the Participant

For Participants who are employed by a U.S. company of the DBV Technologies Group, “disability” shall have the meaning provided for under Section 409A of the Internal Revenue Code. Following a disability, the Shares underlying the outstanding Restricted Stock Units shall be delivered within 90 days of notification to the Company.

For Participants who are employed by the Company or a French company of the DBV Technologies Group or by any other entity of the DBV Technologies Group which is not a U.S. company, “disability” shall have the meaning provided in the second or third of the categories provided for by Article L. 341-4 of the French Social Security Code. Following a disability, the affected may request early delivery of the Shares underlying the outstanding Restricted Stock Units.

The Shares received will be freely transferable.

c) Retirement of the Participant

For Participants who are employed by a U.S. company of the DBV Technologies Group, retirement shall mean a termination of continued employment after attainment of age 62.

For Participants who are employed by the Company or a French company of the DBV Technologies Group, retirement shall mean retirement after meeting retirement eligibility in accordance with applicable French law or in an early retirement within the framework of a collective legal or contractual early retirement plan set up by the relevant Group Company.

Following a retirement, the Participant shall remain eligible to receive Shares in respect of Restricted Stock Units scheduled to vest on the first scheduled Vesting Date occurring after the effective date of retirement. Restricted Stock Units with a subsequent Vesting Date shall be immediately cancelled, without prior notice or compensation.

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In addition to the foregoing, the Board of Directors of the Company may waive the Continued Employment Condition in whole or in part on a case by case basis, in its discretion.

5 Delivery and Custody of the Shares

On the first Paris business day following each scheduled Vesting Date, the Company will deliver to each Participant the Share underlying the Restricted Stock Units that will have vested on such Vesting Date, following compliance with the conditions and criteria of Vesting set forth in this Plan.

The Company will in its sole discretion decide on the custodial arrangement of the Shares, in accordance with applicable laws and practices.

As an exception to the foregoing, the Shares underlying the Restricted Stock Units that will have vested prior to the second anniversary of the Grant Date, will be delivered on the first [Paris] business day following the second anniversary and not before, except in case of death or disability.

Shares delivered on or after the second anniversary of the Grant Date will be freely transferable and not subject to any lock-up period.

In all cases, Shares received under this Plan may not, pursuant to the current provisions of Article L. 22-10-59 of the French Commercial Code, be transferred or sold:

•	During the period of thirty calendar days that precede the date on which the annual, half-year or quarterly results of the Company are published. and

•

By the members of the Board of directors, the Chief Executive Officer or Deputy Executive Officers, if any, and by any employee aware of insider information, within the meaning of Article 7 of regulation (EU) n ° 596/2014 of the European Parliament and of the Council of 16 April 2014 on Market Abuse, which has not been made public.

Should periods defined under Article L. 22-10-59 of the French Commercial Code change over time, or be deleted, any new provision will automatically replace the provisions described above.

More generally, Participants will be required to adhere to the Company’s Insider Trading Policy and to applicable French and U.S. federal and state laws.

6 Characteristics of the Shares

The Shares delivered to the Participants will be new or existing ordinary shares, at the choice of the Board of Directors. In the absence of a choice before the delivery date, then the Shares will be new shares.

The new Shares issued in favor of some or all the Participants shall have the same rights as those attached to the existing DBV Technologies shares as from their issuance.

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7 Adjustment of the number of Shares

During the Vesting Period, in the event of a redemption or reduction of share capital, a change in the allocation of profits, a grant of free shares to all of the shareholders, an increase in share capital by incorporation of reserves, profits or share premium, a distribution of reserves, a share buy-back at a price above the share price on the stock exchange or any issue of equity instruments that includes subscription rights reserved for the shareholders, the maximum number of Shares awarded pursuant to the Plan may be adjusted by the Board of Directors of the Company in order to take into account such transaction, in a similar manner to the adjustment modalities provided by French law governing options to subscribe or acquire shares. The same applies in case of stock-split or reverse stock-split with respect to the Shares.

If such a situation is not covered by existing French law governing options to subscribe or acquire shares, the General Meeting of shareholders or the Board of Directors when deciding to proceed with such securities issuance or other modification of the share capital may adopt any adjustment measures necessary to protect the rights of the Participants, using by analogy French law governing similar cases.

Each Participant will be informed of the practical terms of such an adjustment and of its consequences on his/her award of Restricted Stock Units.

In accordance with the 31st resolution of the Combined General Meeting dated April 20, 2020, the Restricted Stock Units which would have been freely awarded pursuant to such an adjustment will be deemed to have been awarded on the same day as the Restricted Stock Units initially awarded on the Grant Date.

8 Restructuring and mergers

In accordance with Article L. 225-197-1 III of the French Commercial Code, in case of a cashless share exchange (échange sans soulte) as a result of a merger or a split (scission) achieved in accordance with applicable law during the Vesting Period, all the conditions provided in this Plan at the exchange date and, in particular, any Vesting conditions and remaining Vesting Period, will remain applicable to the Restricted Stock Units and to the Shares received in exchange.

9 Tax and social treatment

The Participant is responsible for making declarations and payments to be made or owed by him/her under applicable law and particularly with respect to his/her tax liabilities. Applicable social security law and tax law vary depending on the country of residence and/or of taxation of the Participants.

Each Participant is responsible for inquiring about the social and tax treatment applicable to him/her in any jurisdiction due to the award of Restricted Stock Units, the Vesting or the delivery of Shares, or at the time of the transfer of the Shares or upon payment of any dividend.

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In the event that, as a consequence of the award of Restricted Stock Units, the Vesting or the delivery of Shares, DBV Technologies or a Group Company would have to pay taxes, social security contributions or any other taxes or governmental contribution on behalf of a Participant, DBV Technologies reserves the right to defer or prevent the delivery of the Shares until such time as the Participant has paid the corresponding amount to DBV Technologies or the relevant Group Company. DBV Technologies or, if applicable, the relevant Group Company has the right (i) to deduct the amount of these taxes, social security contributions, taxes or governmental contribution from the salary or other amount owed to the Participant, or (ii) to transfer or sell all or part of the Shares in order to fulfil the Participant’s obligations, the proceeds being directly paid to DBV Technologies or the relevant Group Company.

Participants who have been employed in France during the Vesting Period but who would no longer be tax residents of France at the time of the transfer of the Shares will be subject to a withholding tax in France upon sale of the Shares. The tax will be deducted by the bank administering the Plan and may be withheld from the proceeds of such sale. The balance of the proceeds of the sale will only be credited to the personal account of the Participant after payment of any such tax due.

10 Limitation of rights

The Restricted Stock Units are not transferrable.

During the Vesting Period, the Participants are not the owners of the Shares which are not vested and do not have any right attached to such Shares, including voting rights or rights to dividends. They shall become full owners of the Shares and attached rights only upon delivery.

The Restricted Stock Units are separate from the Participant’s employment contract and are not part of it. They are not taken into account to compute termination payments, pensions or any other payments made in the context of employment relationship termination.

None of the provisions which are set out in the Plan constitute an element of the employment contract of a Participant. The rights and obligations deriving from the employment relationship between the Participant and DBV Technologies or a Group Company shall in no way be affected by the Plan from which they are completely distinct. Participation in the Plan shall not confer any right relating to the continuation or creation of any employment relationship or any right upon termination of any such relationship.

11 Interpretation of the Plan and Governing Law

It will be the responsibility of the Board of Directors to construe the provisions of the Plan, if required, which may delegate this power to the Chief Executive Officer or to the Global Head of Human Resources of the Group.

This Plan is governed and shall be construed in accordance with French law and any claim relating thereto will be subject to the jurisdiction of the courts within the jurisdiction of the Court of Appeal of Paris. For Participants who are who are employed by a U.S. Company of the DBV Technologies Group, this Plan shall be construed in accordance with Section 409A of the United States Internal Revenue Code.

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12 Amendment of the Plan

The terms of this Plan may be amended or supplemented by the Board of Directors (i) if it deems such amendment or supplement to be appropriate and not materially adverse to the interest of the affected Participants or (ii) by mutual agreement with the affected Participants.

More generally, in the event of a change in any legal, regulatory or accounting requirements applicable to the Plan, or any change in the interpretation thereof, in particular with respect to the fiscal or social treatment of any rights, payments or shares granted under the Plan, affecting the Company, any Group Company or any Participants, the terms of the Plan may be amended or supplemented by the Board of Directors, in its discretion and in the manner that it deems appropriate, in response to such change. For example, the Board of Directors may choose to shorten or lengthen the Vesting Period and/or to introduce a mandatory lock-up period and/or waive or modify any condition to Vesting and/or introduce new conditions. Furthermore, the Board of Directors may, if it deems the delivery of shares to any Participant would be impossible or inopportune, choose to pay instead an amount in cash of equivalent value, net of taxes and social charges. The amount and timing of any such payment would be determined by the Board of Directors in its discretion, by reference to the number and timing of any Shares to be otherwise delivered hereunder, to be valued by the Board of Directors on or around the scheduled delivery date, or by reference to an average price over a period preceding such date.

Participants shall not be entitled to any indemnification for any loss of value and/or increased tax or social costs resulting from any such amendments or supplements to the Plan, irrespective of whether such loss or increase is of general application or is specific to them in view of their personal situation.

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Annex 1

Information Notice on the Protection of Personal Data

By participating in the Plan, the Participant acknowledges that his/her personal information be subject to electronic data processing carried out under the control of the Company, with the assistance of his/her employer, in accordance with French Law n°78-17 of January 6, 1978 on data processing, data files and individual liberties, the EU Regulation on Data protection (2016/679) of April 27, 2016 (GDPR) and applicable local laws. It shall be implemented on the basis of legitimate interest (Article 6(1)(f) of the GDPR) because it is necessary for the administration of his/her rights under the plan and on for compliance of legal obligations (Article 6(1)(c) of the GDPR), for all purposes relating to the implementation of the Plan, i.e.:

(i)	administering and maintaining Participant records;

(ii)	providing information to members of the Group, registrars, brokers or third-party administrators of the Plan;

(iii)	providing information to future purchasers of the Company or of the business in which the Participant works;

(iv)

transferring information about the Participant to France or to another country or territory outside of his/her home country and/or of the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country; and

(v)	complying with legal obligations.

All personal information subject to the electronic data processing is mandatory for the participation to the Plan. All this information will be transmitted (and be transferred to France) to and used for account administration and electronic storage of this data, by the internal departments of the Group in charge of the management of his/her shareholder’s account, and to external entities designated to manage the same, and to all persons statutorily or expressly authorized by DBV Technologies or by an employer to hold and process this information (in particular the holder of shareholders accounts), as well as to any future acquirer of DBV Technologies or his/her employing company or the business in which he/she is working within the duration of the Plan. This personal information shall be retained for the time required for the completion of the Plan and for the purposes of the management of the shareholder’s account, until he/she sells all his/her DBV Technologies shares under the Plan, and thereafter for archiving purposes.

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Every Participant will be able to exercise a right to access, to modify and to rectify, and as well as to delete (once he/she no longer holds any Shares under the Plan) any information relating to him/her. Furthermore, each Participant will have the right to restriction of processing and to object to processing as well as the right to data portability. The right of data portability shall allow the Participant to recover his/her data directly or to transfer them or have them transferred to another data controller (subject to legal limits). He/she will have a right to define the directives in relation to the registration, the removal and the communication of his/her personal data after his/her death.

In some countries, local regulations require the express consent of the Participant for the processing and transfer of his/her personal data. In such a case, the Participant’s consents, under the acceptance procedure, to the collection, use, storage and transfer of his/her personal data, within the framework of local law. Furthermore, local law may provide that he/she has the right to withdraw his/her consent for the processing of his/her personal data. However, his/her personal data is necessary for the processing of his/her participation to the Plan, the holding of his/her Shares under the Plan and the execution of all operations related to his/her investment. Accordingly, he/she will be able to exercise his/her right to withdraw his/her consent only when all the Shares held under the Plan have been sold.

The Company has appointed a data protection officer, who is responsible for compliance with this notice and can be contacted at the following address: dataprivacy@dbv-technologies.com.

The Participant have the right to lodge a complaint with his/her supervisory authority (in France, the supervisory authority is the CNIL), concerning the protection of personal data.

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